EXHIBIT (j)(9)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Post-Effective Amendment No. 112 to the Registration Statement (1933 Act File No. 02-90946) of Eaton Vance Mutual Funds Trust on Form N-1A of our reports each dated December 19, 2005 for Eaton Vance Tax-Managed Multi-Cap Opportunity Fund (the "Fund") and the Tax-Managed Multi-Cap Opportunity Portfolio for the year ended October 31, 2005 included in the Annual Report to Shareholders of the Fund.

     We also consent to the reference to our Firm under the headings "Financial Highlights" in the Prospectus and "Other Service Providers" in the Statement of Additional Information, which are part of the Registration Statement.

/s/ Deloitte & Touche LLP DELOITTE & TOUCHE LLP February 27, 2006 Boston, Massachusetts